EXHIBIT 11.1


                        COMPUTATION OF EARNINGS PER SHARE

                                                                              Three Months Ended
                                                                                   March 31,
                                                                           1998              1997
                                                                           ----              ----
 Basic

 Weighted average common shares outstanding (3)                            13,369,191        10,967,854
 Net income (loss) after adjustment for preferred
 dividends earned on JIS stock                                            $   363.138      ($   273,172)
                                                                          ===========       ===========
 Basic net income (loss) per common share                                       $0.03            ($0.02)
                                                                                =====            ======

 Diluted

 Weighted average common shares outstanding (1) (2) (3)                    13,380,607        11,230,854
 Net income (loss) after adjustment for preferred dividends
 earned on JIS stock and interest saved on conversion of debt             $   363,138      ($   269,422)
                                                                          ===========       ===========
 Diluted net income (loss) per common share                                     $0.03            ($0.02)
                                                                                =====            ======


(1) Options on 521,500 shares and 593,000 shares in 1998 and 1997, respectively, not included in computing diluted earnings per share because their effects are anti-dilutive.

(2) In 1998 options to purchase 82,500 shares, less 71,084 shares to be purchased under the Treasury Stock method, are included in weighted average shares outstanding.

(3) Excludes 40,000 shares of Treasury Stock from its date of purchase on February 28, 1998.


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